Exhibit 99.1

STARTEK Reports Third Quarter 2017 Results

GREENWOOD VILLAGE, CO - November 8, 2017 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported its third quarter 2017 financial results.

Management Commentary
“As discussed last quarter, we made the proactive long-term decision to accelerate our high-grading efforts in Q3 and removed approximately $10 million of lower than acceptable margin business,” said Chad Carlson, CEO of STARTEK. “The process of simultaneously winding down and ramping up new business is complex, and during the quarter our results were impacted by a temporary decline in production billings during client transitions, while continuing to incur site fixed costs and variable costs related to new client ramps. The new business is on track to be fully ramped by early 2018, at which point we expect to realize the revenue and margin improvement.

“The high-grading initiative that began nearly two years ago is almost complete. All said, we will have replaced approximately $86 million of planned revenue with projected higher-margin business.

“As we close out the year, we will continue to focus on ramping the new wins, winning more new business, maintaining efficiencies and adding value for our clients. We continue to see a strong pipeline and have now won a total of $104 million of annual contract value year-to-date. We’re currently on track to have approximately 70% of this new business ramped by end of year.”

Third Quarter 2017 Financial Results
Total revenue in the third quarter was $69.4 million compared to $78.3 million in the year-ago quarter. The decrease was primarily due to a temporary decline in production billings related to the company’s margin improvement initiative. This was partially offset by new business and net growth from existing clients.

Gross profit in the third quarter of 2017 was $7.3 million compared to $10.3 million in the same period of 2016.

Gross margin in the third quarter was 10.6% compared to 13.2% in the year-ago quarter, primarily due to the temporary decline in production billings while continuing to incur site fixed costs and variable costs related to new client ramps. This was partially offset by higher-margin new business.

Selling, general and administrative (SG&A) expenses were $8.1 million in the third quarter of 2017 compared to $8.8 million in the year-ago quarter. As a percentage of revenue, SG&A was 11.6% compared to 11.2%.

Net loss for the third quarter was $1.2 million or $(0.07) per share, compared to net income of $0.9 million or $0.05 per share in the year-ago quarter. The decline was primarily due to the aforementioned factors impacting revenue and gross margin.

Adjusted EBITDA* in the third quarter was $2.1 million compared to $5.0 million in the year-ago quarter. The decrease was primarily due lower net income and non-cash expenses.

Free cash flow* in the third quarter was $0.8 million compared to $1.6 million in the third quarter of 2016.

At September 30, 2017, the company’s cash position was $1.3 million compared to $1.0 million at December 31, 2016. STARTEK closed the quarter with a $17.4 million balance on its $50 million credit facility compared to $26.0 million outstanding at December 31, 2016.

*A non-GAAP measure defined below

Conference Call and Webcast Details
STARTEK will hold a conference call today at 4:30 p.m. Eastern time to discuss its third quarter 2017 results. Management will host the conference call, followed by a question and answer period.

Date: Wednesday, November 8, 2017
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-844-239-5283
International dial-in number: 1-574-990-1022
Conference ID: 8199179

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the STARTEK website.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through 7:30 p.m. on November 15, 2017.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 8199179

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our clients’ brands. For over 30 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-

core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Sean Mansouri or Cody Slach
Liolios Group, Inc.
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$69,372	$78,305	$221,004	$230,073
Cost of services	62,053	67,958	194,683	204,327
Gross profit	7,319	10,347	26,321	25,746
Selling, general and administrative expenses	8,062	8,767	24,115	24,668
Impairment losses and restructuring charge, net	14	187	427	356
Operating income (loss)	(757)	1,393	1,779	722
Interest and other expense, net	(385)	(374)	(668)	(1,185)
Income (loss) before income taxes	(1,142)	1,019	1,111	(463)
Income tax (benefit) expense	30	163	(64)	334
Net income (loss)	$(1,172)	$856	$1,175	$(797)

Net income (loss) per common share - basic	(0.07)	0.05	0.07	(0.05)
Weighted average shares outstanding - basic	15,977	15,735	15,903	15,718
Net income (loss) per common share - diluted	(0.07)	0.05	0.07	(0.05)
Weighted average shares outstanding - diluted	15,977	16,250	17,250	15,718

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,336	$1,039
Trade accounts receivable, net	54,717	60,179
Other current assets	3,741	3,810
Total current assets	59,794	65,028
Property, plant and equipment, net	18,302	23,276
Other assets	18,049	18,504
Total assets	$96,145	$106,808
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$24,792	$54,364
Other liabilities	23,089	7,700
Total liabilities	47,881	62,064
Total stockholders’ equity	48,264	44,744
Total liabilities and stockholders' equity	$96,145	$106,808

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Activities
Net income (loss)	$(1,172)	$856	$1,175	$(797)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,650	3,078	8,383	9,382
Share-based compensation expense	215	454	745	1,279
Changes in operating assets & liabilities and other, net	1,049	(2,476)	3,623	1,632
Net cash provided by operating activities	$2,742	$1,912	$13,926	$11,496
Investing Activities
Purchases of property, plant and equipment	(1,985)	(344)	(4,039)	(938)
Proceeds from sale of assets	—	11	342	24
Cash paid for acquisition of businesses	—	(203)	—	(617)
Net cash used in investing activities	$(1,985)	$(536)	$(3,697)	$(1,531)
Financing Activities
Other financing, net	(1,294)	(1,972)	(9,918)	(12,021)
Net cash used in financing activities	$(1,294)	$(1,972)	$(9,918)	$(12,021)
Effect of exchange rate changes on cash	(16)	133	(14)	221
Net increase (decrease) in cash and cash equivalents	(553)	(463)	297	(1,835)
Cash and cash equivalents at beginning of period	$1,889	$1,254	$1,039	$2,626
Cash and cash equivalents at end of period	$1,336	$791	$1,336	$791

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measures of Adjusted EBITDA and Free cash flow. Reconciliation of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

Adjusted EBITDA:

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment and restructuring charges, depreciation and amortization expense, gain (loss) on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items permits a more meaningful comparison and understanding of our strength and performance of our ongoing operations for our investors and analysts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$(1,172)	$856	$1,175	$(797)
Income tax expense (benefit)	30	163	(64)	334
Interest expense	403	315	1,235	1,044
Impairment losses and restructuring charges, net	14	187	427	356
Depreciation and amortization expense	2,650	3,078	8,383	9,382
Gain (loss) on sales of assets	—	(12)	5	(19)
Share-based compensation expense	215	454	745	1,279
Adjusted EBITDA	$2,140	$5,041	$11,906	$11,579

Free cash flow:

The Company defines non-GAAP free cash flow as Net cash provided by (used in) operating activities reduced by capital expenditures. We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since capital expenditures are a necessary component of ongoing operations. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$2,742	$1,912	$13,926	$11,496
Less: capital expenditures	(1,985)	(344)	(4,039)	(938)
Free cash flow	$757	$1,568	$9,887	$10,558